Pricing Supplement No. 2 dated February 25, 2002                 Rule 424(B)(3)
(To Prospectus dated November 13, 2001                       File No. 333-72340
and Prospectus Supplement dated November 13, 2001)



                           Colgate-Palmolive Company

                        Medium-Term Notes - Fixed Rate

                                   Series E

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of Deutsche Bank Alex. Brown Inc., Goldman Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., UBS Warburg LLC and The Williams Capital Group, L.P. (the "Agents"), acting as principal, at a fixed initial public offering price of 100% of the principal amount.


Principal Amount:       $300,000,000                  Trade Date:   February 25, 2002
Issue Price:            100%                          Original Issue Date: March 4, 2002
Interest Rate:           3.98%                        Net Proceeds to Colgate:  $298,950,000
Stated Maturity Date:  April 29, 2005                 Agents' Discount or Commission:  $1,050,000


Interest Payment Dates: April 29 and October 29 of each year, commencing on October 29, 2002.

Day Count Convention:
    [ X ] 30/360 for the period from March 4, 2002 to April 29, 2005.
    [     ]  Actual/360 for the period from          to             .
    [     ]  Actual/Actual for the period from _______  to _______


Redemption:            The Notes are not subject to redemption at the
                       option of Colgate prior to the stated maturity date.

Optional Repayment:    The Notes are not subject to repayment at the option of
                       the holders prior to the stated maturity date.

Currency:
             Specified Currency:        US Dollars
             Minimum Denomination: $1,000

Original Issue Discount: [   ]      [ X ]   No
         Total amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:   [ X ]   Book-entry        [   ]   Certificated

The Agents have severally, and not jointly, agreed to purchase from us, and we have agreed to sell to the Agents, the principal amount of Notes set forth opposite their respective names.

          Agent                                    Principal Amount of Notes

Deutsche Bank Alex. Brown Inc.                           $  45,000,000
Goldman Sachs & Co.                                         45,000,000
J.P. Morgan Securities Inc.                                 45,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated                                   45,000,000
Morgan Stanley & Co. Incorporated                           45,000,000
Salomon Smith Barney Inc.                                   45,000,000
UBS Warburg LLC                                             15,000,000
The Williams Capital Group, L.P.                            15,000,000
                                                          ------------
     Total:                                               $300,000,000
                                                          ============

[     ]   Other provisions:

Use of Proceeds:
---------------

     The net proceeds from the sale of the Notes will be used by Colgate to retire commercial paper which was issued by Colgate for general corporate purposes and working capital financing. As of February 25, 2002, Colgate's outstanding commercial paper had a weighted average interest rate of 1.76% with maturities ranging from 1 day to 64 days.















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